Exhibit 3(a)(5)

CERTIFICATE OF ELIMINATION OF THE SERIES A JUNIOR
PARTICIPATING PREFERRED STOCK OF
CORE MOLDING TECHNOLOGIES, INC.

Core Molding Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:
FIRST: That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Corporation, as theretofore amended, the Board of Directors of the Corporation (the “Board”), in connection with the Corporation’s Stockholder Rights Agreement between the Corporation and American Stock Transfer & Trust Company dated as of July 18, 2007 (the “Rights Agreement”), by resolution duly adopted, authorized the issuance of a series of one million (1,000,000) shares of Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on July 18, 2007, filed a Certificate of Designation (the “Series A Certificate of Designation”) with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Delaware.
SECOND: That no shares of said Series A Preferred Stock are outstanding and no shares thereof will be issued subject to said Series A Certificate of Designation.
THIRD: That the Board has adopted the following resolutions:
RESOLVED, that the Rights Agreement shall be amended to accelerate the Final Expiration Date (as defined in the Rights Agreement) to April 1, 2015 and that the appropriate officers of the Corporation, or any one or more of them, hereby are authorized and directed in the name and on behalf of the Corporation to enter into an amendment to the Rights Agreement to effectuate such acceleration;
RESOLVED FURTHER, that pursuant to the authority conferred on the Board by the provisions of Section 151 of the Delaware General Corporation Law (the “DCGL”), the Board hereby eliminates the Series A Preferred Stock, none of which is currently outstanding and none of which will be issued subject to the Series A Certificate of Designation therefor, and all such Series A Preferred Stock shall resume the status of authorized but unissued and non-designated shares of preferred stock;
RESOLVED FURTHER, that the appropriate officers of the Corporation, or any one or more of them, hereby are authorized, in the name and on behalf of the Corporation, pursuant to Section 151(g) of the DGCL, to execute and file a Certificate of Elimination of the Series A Preferred Stock with the Secretary of State of the State of Delaware, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Certificate of Incorporation of the Corporation, as amended, all matters set forth in the Series A Certificate of Designation with respect to such Series A Preferred Stock;
RESOLVED FURTHER, that the appropriate officers of the Corporation, or any one or more of them, hereby are authorized and directed in the name and on behalf of the Corporation to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved.
FOURTH: That, accordingly, all matters set forth in the Series A Certificate of Designation with respect to the Series A Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.
FIFTH: That all Series A Preferred Stock shall resume the status of authorized but unissued and non-designated shares of Preferred Stock.
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer this 2nd day of April, 2015.

CORE MOLDING TECHNOLOGIES, INC.
By:_/s/ John P. Zimmer
Name: John P. Zimmer
Title: Vice President, Secretary, Treasurer
and Chief Financial Officer